BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK STRATEGIC GLOBAL BOND FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:  The Corporation is registered as an open-ended company under the Investment Company Act of 1940, as amended, with the authority to issue Six Billion (6,000,000,000) shares of capital stock as follows:

ClassesNumber of Authorized Shares

Investor A Common Stock1,000,000,000

Investor C Common Stock1,000,000,000

Investor C1 Common Stock1,000,000,000

Institutional Common Stock1,000,000,000

Class K Common Stock1,000,000,000

Total: 5,000,000,000

The remainder of the authorized capital stock of the Corporation, One Billion (1,000,000,000) shares, is not designated or classified as to any class or series. All shares of all classes of the capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Six Hundred Million Dollars ($600,000,000).

SECOND:  Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby reclassifies Investor C1 Common Stock as authorized but unissued shares of the Corporation’s common stock, par value Ten Cents ($0.10) per share, without designation as to class or series.

THIRD:  After the reclassification of authorized shares of capital stock of the Corporation set forth herein, the Corporation will have the authority to issue Six Billion (6,000,000,000) shares of capital stock as follows:

ClassesNumber of Authorized Shares

Investor A Common Stock1,000,000,000

Investor C Common Stock1,000,000,000

Institutional Common Stock1,000,000,000

Class K Common Stock1,000,000,000

Total: 4,000,000,000

The remainder of the authorized capital stock of the Corporation, Two Billion (2,000,000,000) shares, is not designated or classified as to any class or series. All shares of capital stock of the Corporation will have a par value of Ten Cents ($0.10) per share and an aggregate par value of Six Hundred Million Dollars ($600,000,000).

FOURTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Corporation’s charter.

[signatures on the next page]

IN WITNESS WHEREOF, BLACKROCK STRATEGIC GLOBAL BOND FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 20th day of April 2020.

Attest:	BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.

/s/ Janey AhnBy:/s/ John M. Perlowski

Janey AhnJohn M. Perlowski

SecretaryPresident and Chief Executive Officer

1